                                 UNITED STATES                                             OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION                         OMB number:        3235-0145
                            WASHINGTON, D.C.  20549                               Expires:    October 31, 1994
                                                                                  Extimated average burden
                                  SCHEDULE 13G                                    hours per response . . 14.90

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 4)*
                                               --


                         AIR & WATER TECHNOLOGIES CORP.
                        --------------------------------
                              (Name of Issuer)

                                  CLASS A
                       ---------------------------------
                         (Title of Class of Securities)

                                   009058108
                               -----------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




SEC 1745 (2/92)                   Page 1 of 5 pages

CUSIP No. 009058108                       13G               Page 2 OF 5 PAGES


       NAME OF REPORTING PERSON
   1   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       THE CAPITAL GROUP, INC.
       86-0206507

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   2                                                          (a) [ ]
                                                              (b) [ ]

       SEC USE ONLY
   3

       CITIZENSHIP OR PLACE OF ORGANIZATION
   4
       DELAWARE

                                   SOLE VOTING POWER
                              5
         NUMBER OF                 1,291,100

          SHARES           ----------------------------------------
                                   SHARED VOTING POWER
       BENEFICIALLY           6
                                   NONE
         OWNED BY
                           ----------------------------------------
           EACH                    SOLE DISPOSITIVE POWER
                              7
         REPORTING                 3,283,930

          PERSON           ----------------------------------------
                                   SHARED DISPOSITIVE POWER
           WITH               8
                                   NONE
                           ----------------------------------------
       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
       3,283,930  Beneficial ownership disclaimed pursuant to Rule 13d-4

       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
  10

       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
  11
       13.02%

       TYPE OF REPORTING PERSON*
  12
       HC


                        *SEE INSTRUCTION BEFORE FILLING OUT!





                                  Page 2 of 5 pages

CUSIP No. 009058108                      13G                Page 3 OF 5 PAGES


       NAME OF REPORTING PERSON
   1   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       CAPITAL RESEARCH AND MANAGEMENT COMPANY
       95-1411037

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   2                                                       (a) [ ]
                                                           (b) [ ]

       SEC USE ONLY
   3

       CITIZENSHIP OR PLACE OF ORGANIZATION
   4
       DELAWARE

                                   SOLE VOTING POWER
                              5
         NUMBER OF                 NONE

          SHARES          -----------------------------------------
                                   SHARED VOTING POWER
       BENEFICIALLY           6
                                   NONE
         OWNED BY
                          -----------------------------------------
           EACH                    SOLE DISPOSITIVE POWER
                              7
         REPORTING                 1,360,000

          PERSON          -----------------------------------------
                                   SHARED DISPOSITIVE POWER
           WITH               8
                                   NONE

                          -----------------------------------------
       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
       1,360,000  Beneficial ownership disclaimed pursuant to Rule 13d-4

       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
  10

       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
  11
       5.40%

       TYPE OF REPORTING PERSON*
  12
       IA


                        *SEE INSTRUCTION BEFORE FILLING OUT!





                                  Page 3 of 5 pages

CUSIP No. 009058108                      13G                Page 4 OF 5 PAGES


       NAME OF REPORTING PERSON
   1   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       CAPITAL GUARDIAN TRUST COMPANY
       95-2553868

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   2                                                       (a) [ ]
                                                           (b) [ ]

       SEC USE ONLY
   3

       CITIZENSHIP OR PLACE OF ORGANIZATION
   4
       CALIFORNIA

                                   SOLE VOTING POWER
                              5
         NUMBER OF                 1,287,000

          SHARES           ----------------------------------------
                                   SHARED VOTING POWER
       BENEFICIALLY           6
                                   NONE
         OWNED BY
                           ----------------------------------------
           EACH                    SOLE DISPOSITIVE POWER
                              7
         REPORTING                 1,808,330

          PERSON           ----------------------------------------
                                   SHARED DISPOSITIVE POWER
           WITH               8
                                   NONE
                           ----------------------------------------
       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
       1,808,330  Beneficial ownership disclaimed pursuant to Rule 13d-4

       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
  10

       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
  11
       7.27%

       TYPE OF REPORTING PERSON*
  12
       BK


                        *SEE INSTRUCTION BEFORE FILLING OUT!





                                  Page 4 of 5 pages

                                                                       Page 5
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

Fee enclosed [ ]  or Amendment No. 4
                                  ---

Item 1(a)   Name of Issuer:
            Air & Water Technologies Corp.
            ------------------------------

Item 1(b)   Address of Issuer's Principal Executive Offices:
            U.S. Hwy 22 West & Station Road
            -------------------------------
            Branchburg, NJ  08876
            ---------------------

Item 2(a)   Name of Person(s) Filing:
            The Capital Group, Inc., Capital Guardian Trust Company and
            -----------------------------------------------------------
            Capital Research and Management Company
            ---------------------------------------

Item 2(b)   Address of Principal Business Office:
            333 South Hope Street
            ---------------------
            Los Angeles, CA  90071
            ----------------------

Item 2(c)   Citizenship:   N/A
                           ---

Item 2(d)   Title of Class of Securities:  Class A
                                           --------

Item 2(e)   CUSIP Number:  009058108

Item 3      The person(s) filing is(are):
            (b)  [x]   Bank as defined in Section 3(a)(6)
                       of the Act.
            (e)  [x]   Investment Adviser registered under
                       Section 203 of the Investment Advisers
                       Act of 1940.
            (g)  [x]   Parent Holding Company in accordance
                       with Section 240.13d-1(b)(1)(ii)(G).

Item 4      Ownership


            (a)   Amount Beneficially Owned:
                  See item 9, pg. 2, 3 and 4
                  --------------------------
                                           [/R]

            (b)   Percent of Class:  See item 11, pg. 2, 3 and 4
                                     ----------------------------

            (c)   Number of shares as to which such person has:

                  i)    sole power to vote or to direct the

                        vote  See item 5, pg. 2, 3 and 4
                              ---------------------------

                  ii)   shared power to vote or to direct the
                        vote  None
                              ----

                  iii)  sole power to dispose or to direct the
                        disposition of  See item 7, pg. 2, 3
                                        --------------------

                        and 4
                        -----

                  iv)   shared power to dispose or to direct
                        the disposition of None - beneficial
                                           -----------------
                        ownership disclaimed pursuant to Rule
                        -------------------------------------
                        13d-4
                        ------
Item 5      Ownership of 5% or Less of a Class:  N/A
                                                 ---

Item 6      Ownership of More than 5% on Behalf of Another Person:  N/A
                                                                    ---

Item 7      Identification and Classification of the Subsidiary Which
            ---------------------------------------------------------
            Acquired the Security Being Reported on By the Parent Holding
            -------------------------------------------------------------
            Company
            -------
            (1) Capital Research and Management Company is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and is a wholly owned subsidiary of The Capital Group, Inc.
            (2) Capital Guardian Trust Company is a Bank as defined in Section 3(a)(6) of the Act and a wholly owned subsidiary of The Capital Group, Inc.
            (3) Capital International Limited (CIL) does not fall within any of the categories described in Rule 13d-1-(b)(ii)(A-F) but its holdings of any reported securities come within the five percent limitation as set forth in a December 15, 1986 no-action letter from the Staff of the Securities and Exchange Commission to The Capital Group, Inc.
                  CIL is a wholly owned subsidiary of The Capital
                  Group, Inc.
            (4)   Capital International Research and Management,
                  Inc. dba Capital International, Inc. is an
                  Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and is a wholly owned subsidiary of The Capital Group, Inc.
            (5) Capital International S.A. (CISA) does not fall within any of the categories described in Rule 13d-1-(b)(ii)(A-F) but its holdings of any reported securities come within the five percent limitation as set forth in a December 15, 1986 no-action letter from the Staff of the Securities and Exchange Commission to The Capital Group, Inc.
                  CISA is a wholly owned subsidiary of The Capital
                  Group, Inc.

Item 8      Identification and Classification of Members of the Group:
            N/A
            ---

Item 9      Notice of Dissolution of the Group:  N/A
                                                 ---

Item 10     Certification
            -------------

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                 Signature
                 ---------

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 11, 1994


Signature:       /s/ Philip de Toledo
                 ----------------------------------------------------------

Name/Title:      Philip de Toledo, Vice President and Treasurer
                 ----------------------------------------------------------
                 The Capital Group, Inc.
                 ----------------------------------------------------------

Date:  February 11, 1994


Signature:       /s/ Paul G. Haaga, Jr.
                 ---------------------------------------------------------


Name/Title:      Paul G. Haaga, Jr., Senior Vice President
                 ---------------------------------------------------------
                 Capital Research and Management Company
                 ---------------------------------------------------------



Date:  February 11, 1994


Signature:       /s/ Eugene P. Stein
                 ---------------------------------------------------------


Name/Title:      Eugene P. Stein, Executive Vice President
                 ---------------------------------------------------------


                 Capital Guardian Trust Company
                 ---------------------------------------------------------

                                   AGREEMENT



                                          Los Angeles, California

                                          February 11, 1994


       Capital Research and Management Company ("CRMC"), Capital Guardian Trust Company ("CGTC"), and The Capital Group, Inc. ("CG") hereby agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934 (the "Act") in connection with their beneficial ownership of Class A stock issued by Air and Water Technologies Corp.


       CRMC, CGTC and CG state that they are each entitled to individually use Schedule 13G pursuant to Rule 13d-1(c) of the Act.


       CRMC, CGTC and CG are each responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but are not responsible for the completeness or accuracy of the information concerning the others.



                                      CAPITAL RESEARCH AND MANAGEMENT COMPANY



                                      BY:  /s/ Paul G. Haaga, Jr.
                                           ---------------------------
                                             Paul G. Haaga, Jr.
                                             Senior Vice President


                                      CAPITAL GUARDIAN TRUST COMPANY



                                      BY:  /s/ Eugene P. Stein
                                           ----------------------------
                                             Eugene P. Stein
                                             Executive Vice President


                                      THE CAPITAL GROUP, INC.



                                      BY:  /s/ Philip de Toledo
                                           ----------------------------
                                             Philip de Toledo
                                             Vice President and Treasurer





                                      EXHIBIT A